Exhibit 99.1
Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Provides Operational Update for Jackfish Complex; Announces Third-Quarter Production and Capital Results

OKLAHOMA CITY – Oct. 16, 2018 – Devon Energy Corp. (NYSE: DVN) today reported that additional facilities work at its Jackfish 1 heavy oil project in Alberta, Canada, is now complete and full-scale operations have been restored. The work at Jackfish 1 was related to minor facility repairs the company identified during recent turnaround startup activities. Devon elected to perform the incremental maintenance work that temporarily curtailed production as opposed to deferring the repairs to a future date.

Devon estimates that its third-quarter 2018 net production in Canada will be approximately 104,000 barrels of oil equivalent (Boe) per day as a result of the maintenance at Jackfish 1. The temporary curtailment of volumes at Jackfish represents less than 1 percent of total expected company-wide production in 2018. Production at the company’s Jackfish 2 and Jackfish 3 facilities were at nameplate capacity for the entire third quarter.

With the Jackfish complex resuming full-scale operations, the company expects fourth quarter net production in Canada, after the impact of higher sliding-scale royalties, to increase to an average of 115,000 to 120,000 Boe per day. This operational momentum will carry into 2019, with Canadian net production estimated to exit the current year in excess of 120,000 Boe per day.

Third-Quarter U.S. Production Exceeds Guidance; Capital Spending Below Expectations

Devon estimates that net production in the U.S. will be approximately 418,000 Boe per day during the third quarter of 2018. During the quarter, Devon monetized minor, non-core assets with an associated production impact of approximately 2,000 Boe per day. This production result exceeds the company’s third-quarter guidance range, adjusted for the non-core asset sales, of 398,000 to 417,000 Boe per day.

A key driver of the third-quarter production outperformance was higher natural gas liquids yields and recoveries, which benefit from access to premium pricing in the Mont Belvieu market. Devon’s U.S. oil production in the third quarter was in line with the midpoint of guidance.

The company effectively controlled capital costs during the third quarter. Devon’s upstream capital spending was $523 million in the quarter, which was $52 million, or 9 percent below the company’s midpoint guidance.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on achieving strong returns and capital-efficient, cash-flow growth. For more information, please visit www.devonenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to: any additional maintenance work at the Jackfish facilities, midstream constraints in Canada and other issues that may arise and adversely impact the company’s Canadian operations; and the other risks identified in the company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. In addition, this press release includes preliminary results for the third quarter of 2018 that are not a comprehensive statement of our financial and operational results for the quarter and are provided prior to completion of typical quarterly reviews and procedures and therefore may be subject to adjustment. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts	Media Contact

Scott Coody, 405-552-4735	John Porretto, 405-228-7506

Chris Carr, 405-228-2496

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